EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Third Quarter Ended December 31, 2017

MCLEAN, Va., Feb. 06, 2018 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its third fiscal quarter ended December 31, 2017. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	December 31, 2017	September 30, 2017	Change	% Change
For the quarter ended:
Total investment income	$16,184	$13,132	$3,052	23.2%
Total expenses, net(A)	8,653	7,382	1,271	17.2
Net investment income(A)	7,531	5,750	1,781	31.0
Net realized gain (loss)	25	(43)	68	(158.1)
Net unrealized appreciation	9,588	7,849	1,739	22.2
Net increase in net assets resulting from operations(A)	17,144	13,556	3,588	26.5
Net investment income per weighted average common share(A)	0.23	0.18	0.05	27.8
Net increase in net assets resulting from operations per weighted average common share(A)	0.53	0.42	0.11	26.2
Cash distribution per common share from net investment income	0.27	0.19	0.08	41.1
Cash distribution per common share from realized gains(B)	(0.01)	—	(0.01)	NM

Distributions coverage ratio(C)	177.4%	208.6%	(31.2)%	(15.0)
Weighted average yield on interest-bearing investments	14.2	12.8	1.4	10.9
Total dollars invested	$39,540	$29,500	$10,040	34.0
Total dollars repaid and collected from sales	3,211	3,949	(738)	(18.7)

As of:
Total investments, at fair value	$566,379	$520,174	$46,205	8.9%
Fair value, as a percent of cost	99.2%	97.3%	1.9%	2.0
Net assets	$337,397	$328,548	$8,849	2.7
Net asset value per common share	10.37	10.10	0.27	2.7
Number of portfolio companies	34	34	—	NM

(A) Inclusive of a $0.8 million capital gains-based incentive fee accrued during the three months ended December 31, 2017 in accordance with United States generally accepted accounting principles, where such amount is not contractually due under the terms of the investment advisory agreement for the period.
(B) Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
(C) Distributions coverage ratio is calculated by dividing (i) the sum of net investment income in excess of distributions at the end of the period and distributions to common stockholders from net investment income during the period by (ii) current period distributions from net investment income to common stockholders.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended December 31, 2017, the following significant events occurred:

  Portfolio Activity:
    Invested $31.1 million through a combination of secured first lien debt and preferred equity into one new portfolio company; and
    Invested $8.4 million in existing portfolio companies.

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of October, November, and December 2017:
      $0.065 per common share, per month;
      $0.140625 per share, per month, for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”);
      $0.135417 per share, per month, for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”); and
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”).
    Paid a supplemental cash distribution of $0.06 per share to common stockholders in December 2017.

Third Quarter Results: Net investment income for the quarters ended December 31, 2017 and September 30, 2017 was $7.5 million, or $0.23 per common share, and $5.8 million, or $0.18 per common share, respectively. Net investment income increased period over period, as the increase in total investment income resulting from higher interest and other income, more than offset the increase in total expenses, net of credits, which was primarily due to higher incentive fees, including $0.8 million of accrued capital gains-based incentive fees, the payment of which is not contractually due under the investment advisory agreement, in the current period.

Net asset value per common share as of December 31, 2017 increased to $10.37 compared to $10.10 as of September 30, 2017. The quarter over quarter increase was primarily due to improved performance and an increase in comparable multiples used to estimate the fair value of certain portfolio companies, which were partially offset by a decline in performance of certain other portfolio companies.

Subsequent Events:  After December 31, 2017, the following significant events occurred:

  Distributions and Dividends Declared: In January 2018, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to holders of our three series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share	Dividend per Share of Series B Term Preferred Stock	Dividend per Share of Series C Term Preferred Stock	Dividend per Share of Series D Term Preferred Stock
January 22, 2018	January 31, 2018	$0.065	$0.140625	$0.135417	$0.13020833
February 16, 2018	February 28, 2018	0.065	0.140625	0.135417	0.13020833
March 20, 2018	March 30, 2018	0.065	0.140625	0.135417	0.13020833
	Total for the Quarter:	$0.195	$0.421875	$0.406251	$0.39062499

  Significant Investments: In January 2018, we invested $14.5 million in an existing portfolio company, Schylling, Inc., through a secured first lien debt investment, and invested $11.0 million in another existing portfolio company, Nth Degree, Inc., through a secured first lien debt investment.

Conference Call:  The Company will hold its earnings release conference call on Wednesday, February 7, 2018, at 8:30 a.m. EST. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 14, 2018. To hear the replay, please dial (855) 859-2056 and use the playback conference number 54422389. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through April 7, 2018.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 151 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the three months ended December 31, 2017, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.